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                                                                    EXHIBIT 99.1


                              CONVERSION AGREEMENT

         THIS CONVERSION AGREEMENT, dated the 8th day of May, 1998, by and between Tops Appliance City, Inc., a New Jersey corporation having an address at 45 Brunswick Avenue, CN 14, Edison, New Jersey 08818 ("Tops"), and Robert D. Carl, III, a resident of the State of Tennessee having an address at 8300 Dunwoody Place, Suite 209, Atlanta, Georgia 30350 ("Holder").

         WHEREAS, Tops issued certain 6-1/2% Convertible Subordinated Debentures due 2003 (the "Debentures") pursuant to a Debenture Exchange Agreement, dated as of August 20, 1997, between Tops and BEA Associates, a New York partnership (the "Exchange Agreement"); and

         WHEREAS, Holder is the beneficial owner of $1,500,000 in principal of the Debentures; and

         WHEREAS, the Debentures may, at the option of the Holder, be converted into common stock of Tops (the "Common Stock") at a conversion price of $1.75 per share (the "Conversion Price") after February 28, 1999; and

         WHEREAS, Tops has agreed to permit Holder to convert the Debentures into Common Stock at the Conversion Price in accordance with the terms and conditions of this Agreement; and

         WHEREAS, Holder has agreed to convert the Debentures into Common Stock at the Conversion Price in accordance with the terms and conditions of this Agreement;

         NOW THEREFORE, intending to be legally bound, and in exchange for good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. At the time set forth in Paragraph 2 hereof, Holder agrees to convert (the "Conversion") $1,500,000 in principal of the Debentures into Common Stock at the Conversion Price with the debt represented by the Debentures being cancelled, subject to Paragraph 2 hereof.

         2. Holder's and Tops' obligation in Paragraph 1 hereof are subject to the approval by both the Board of Directors and common stockholders of Tops of the conversion of all or any part of the Debentures into Common Stock. The Conversion shall occur immediately following the receipt of all approvals as provided in this Paragraph without further action being required by Holder or Tops, and upon the Conversion, Holder agrees immediately to return to Tops the certificate(s) respecting the Debentures held by Holder, duly endorsed to Tops for transfer.

         3. Upon the Conversion, Tops shall immediately pay to Holder all accrued and unpaid interest respecting one-half (1/2) or Seven Hundred Fifty Thousand ($750,000) in principal amount of the Debentures which were so converted. In addition, and as consideration to Holder


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for agreeing to convert the Debentures as provided herein, (i) on August 31,
1998, Tops shall pay to Holder an amount equal to Twenty-Four Thousand Three Hundred Seventy-Five ($24,375) Dollars and (ii) on February 28,1999, Tops shall pay to Holder an amount equal to Twenty-Four Thousand Three Hundred Seventy-Five ($24,375) Dollars.

         4. Tops acknowledges that it caused a registration statement on Form S-3 to be filed with the Securities and Exchange Commission on or about January 14, 1998 to register the Debentures and the common stock of Tops issuable upon conversion of the Debentures under the Securities Act of 1933, as amended (the "Act"). Tops agrees to hereafter use its best efforts to cause such registration statement to become effective under the Act such the Common Stock shall be registered.

         5. Tops hereby represents to Holder that this Agreement constitutes the legal and binding obligations of Tops, enforceable against Tops in accordance with its terms.

         6. Holder represents to Tops that: (i) this Agreement constitutes the binding obligation of Holder, enforceable against Holder in accordance with its terms; and (ii) Holder is the lawful and beneficial owner to the Debentures free and clear of any lien, security interest, pledge, or other encumbrance with full and complete right to convert the Debentures as provided herein.

         7. This Agreement constitutes the entire agreement between Tops and Holder relating to the subject matter hereof, shall be binding upon the inure to the benefit of the parties hereto and their respective successors and assigns, may be amended only in writing signed by the parties hereto, and shall be governed by the laws of the State of New Jersey, excluding the conflict of law provisions of such state.

           IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

                                              TOPS APPLIANCE CITY, INC.




                                              By: /s/ Robert Gross
                                                 -------------------------------
                                                      ROBERT GROSS
                                                      Chief Executive Officer

                                                  /s/ Robert D. Carl III
                                                 -------------------------------
                                                      ROBERT D. CARL, III




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